UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): December 8, 2009

AMERICAN SIERRA GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52927 (Commission File Number)	98-0528416 (IRS Employer Identification Number)

200 S. Virginia, 8th Floor
Reno, NV  89501
(Address of principal executive offices)

(775) 398-3044
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

As previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 23, 2009 (the “Previous Report”), American Sierra Gold Corp. (the “Company”) entered into a Joint Venture Agreement with Trinity Alps Resources, Inc. (“Trinity Alps”) (the “JV Agreement”). All information set forth in the Previous Report is incorporated herein by reference.

As disclosed in the Previous Report, pursuant to the JV Agreement, the Company has the ability to contribute up to a total of $2,000,000 over a period of two (2) years in order to obtain a 75% ownership interest in certain entities owning and operating the mining claims and property known as the Discovery Day Gold Project (the “Claims”), which covers over 950 acres and controls the entire Knownothing Mining District in Northern California.

On December 8, 2009, the Company and Trinity Alps entered into that certain Amendment No. 1 to the JV Agreement (“Amendment No. 1”), whereby the JV Agreement was finalized and closed (the “Closing”).  The JV Agreement, incorporating any and all changes or additions to its terms as set forth in Amendment No. 1, shall be referred to herein as the “Agreement.”

Upon the Closing, the Company (1) contributed $150,000 to an escrow account for the benefit of Trinity Alps and (2) issued 2,000,000 shares of the Company’s common stock (the “Shares”) and warrants to purchase an additional 2,000,000 shares of common stock (the “Warrants”) to Trinity Alps, with such Shares and Warrants being held in trust and issued in increments of 500,000 Shares and Warrants, respectively, at certain intervals following the Closing.  Further detail regarding the issuance of the Shares and Warrants is provided under Item 3.02 below, and is incorporated by reference in its entirety to this Item 1.01.

    Pursuant to the terms of the Agreement, two California limited liability companies were formed to own and operate the Claims – Bowerman Holdings, LLC (“Bowerman”) and Gold Run Enterprises, LLC (“Gold Run”) (collectively, the “Entities”).  The Company shall serve as Manager in both Entities.

Upon the Closing, the Company obtained a 7% ownership stake in both Bowerman and Gold Run, with the other 93% ownership stake in both Bowerman and Gold Run being held by Trinity Alps.  The Company’s ownership interest in both Bowerman and Gold Run will incrementally increase by 1% for each additional $40,000 contributed (subject to the 40% cap disclosed in the Previous Report, until it reaches the necessary threshold to automatically obtain its 75% ownership interest disclosed above).  Pursuant to that certain Voting Agreement by and between the Company and Trinity Alps entered into at Closing, the Company has the exclusive and unfettered right to vote all of Trinity Alps’ ownership interests in both Bowerman and Gold Run, except for effecting certain fundamental transactions or changes, which require unanimous consent, the Voting Agreement thereby effectuating the Company’s management control of both entities.

    In accordance with the terms of the Agreement, Trinity Alps has the right to designate a certain number of individuals to the Company’s board of directors (the “Board”) equal to one third (1/3) of the full membership of the Board (“Board Representation Right”).  As the Board currently has a membership of three (3), Trinity Alps will have the authority to designate one (1) member of the Board.  At this time, Trinity Alps has not yet designated its authorized designee to the Board.

Section 2 – Financial Information

Item 2.01            Completion of Acquisition or Disposition of Assets

The disclosure under Item 1.01 is incorporated by reference in its entirety into this Item 2.01.

On December 8, 2009, the Closing occurred under the Agreement.  Pursuant to the terms of the Agreement, the Company acquired a 7% ownership interest in each of both Bowerman and Gold Run (the “Entities”) (with the remaining 93% of each Entity being held by Trinity Alps).  In consideration of Trinity Alps’ initial contribution and membership interest in Bowerman, Trinity Alps transferred its undivided 100% interest in the Claims to Bowerman.  In consideration of Trinity Alps’ initial contribution and membership interest in Gold Run, Trinity Alps transferred its undivided 100% interest in the Operating Assets to Gold Run.  The agreed upon aggregate value of the Claims is $484,000 and further, the agreed upon aggregate value of the Operating Assets is $667,000.   The Company’s interest in the Operating Assets and the Claims, via its interest in the Entities, can increase up to 75%, as disclosed in Item 1.01 above.

Section 3 - Securities and Trading Markets

Item 3.02            Unregistered Sales of Equity Securities

The disclosure under Item 1.01 is incorporated by reference in its entirety into this Item 3.02.

On December 8, 2009, the Closing occurred under the Agreement.  Upon the Closing, the Company issued 2,000,000 shares of the Company’s common stock (the “Shares”) and warrants to purchase 2,000,000 shares of common stock (the “Warrants”) to Trinity Alps, with such Shares and Warrants being held in trust and issued in increments of 500,000 Shares and Warrants, respectively, at the following intervals: (i) 500,000 Shares and 500,000 Warrants on January 15, 2010; (ii) 500,000 Shares and 500,000 Warrants on June 4, 2010; (iii) 500,000 Shares and 500,000 Warrants on September 4, 2010; and (iv) 500,000 Shares and 500,000 Warrants on December 4, 2010.  The Warrants shall be exercisable for a period of five (5) years from the Closing, with an exercise price of $1.25 per share.

The Shares and Warrants are being issued in reliance upon certain exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and various similar state exemptions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SIERRA GOLD CORP.

Dated: December 14, 2009	By:	/s/ Johannes Petersen
Johannes Petersen Chief Financial Officer